Filed Pursuant to Rule 424(b)(2)
Registration No. 333-187399

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 6, 2013)

11,000,000 Shares

Nordic American Tankers Limited

COMMON SHARES

Nordic American Tankers Limited is offering for sale 11,000,000 of its common shares.

Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “NAT.” On September 23, 2016, the closing price of our common shares on the New York Stock Exchange was $10.85 per share.

At our request, the underwriters have reserved for sale an aggregate of 534,000 common shares to all of the members of our board of directors, certain members of our management, and all of our advisors at the public offering price listed in the table below. The 534,000 common shares include approximately 100,000 common shares to be purchased by our Chairman and Chief Executive Officer and 400,000 common shares to be purchased by the Company’s Vice Chairman. The shares sold to these individuals will be subject to the lock-up agreements set forth herein.

Investing in our common shares involves a high degree of risk. See the sections entitled “Risk Factors ” on page S-8 of this prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, which is incorporated herein by reference.

We have granted the underwriters a 30-day option to purchase up to 1,650,000 additional shares.

	Per Share	Total
Public Offering Price	$10.00	$110,000,000
Underwriting Discount(1)	$0.50	$5,233,000
Proceeds(1)	$9.50	$104,767,000

(1)	The 534,000 common shares sold to members of our board of directors, members of our management, and our advisors will be sold at the public offering price. The underwriters will not receive any underwriting discount on the sale of such shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these common shares or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the common stock as set forth under the section of this prospectus supplement entitled “Underwriting.” The underwriters expect to deliver the shares to purchasers on or about September 30, 2016.

MORGAN STANLEY	DNB Markets	SEB
Bookrunning Manager	Co-Manager	Co-Manager

September 27, 2016

Nordic Zenith

Nordic Freedom

Prospectus Supplement

Prospectus

S-i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus or any sale of our common shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Commission that are incorporated by reference in this prospectus supplement may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. This prospectus supplement and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “project,” “likely,” “may,” “could” and similar expressions, terms, or phrases may identify forward-looking statements.

The forward-looking statements are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand in the tanker market, as a result of changes in the petroleum production levels set by the Organization of the Petroleum Exporting Countries, or

S-ii

OPEC, and worldwide oil consumption and storage, changes in our operating expenses, including bunker prices, drydocking and insurance costs, the market for our vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessel breakdowns and instances of off-hire, failure on the part of a seller to complete a sale of a vessel to us and other important factors, including those under the heading “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in our annual report on Form 20-F for the year ended December 31, 2015, as well as those described from time to time in the reports filed by us with the Securities and Exchange Commission, or the SEC.

This prospectus supplement may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, in other information sent to our security holders, and in other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA, in its policy dated June 1, 2005, provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The New York Stock Exchange is an appointed stock exchange under Bermuda law. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in granting such permission, the BMA accepts no responsibility for our financial soundness or the correctness of any of the statements made or expressed in this prospectus or any prospectus supplement. Neither this prospectus nor any prospectus supplement needs to be filed with the Registrar of Companies in Bermuda in accordance with Part III of the Companies Act 1981 of Bermuda pursuant to provisions incorporated therein following the enactment of the Companies Amendment Act 2013. Such provisions state that a prospectus in respect of the offer of shares in a Bermuda company whose equities are listed on an appointed stock exchange under Bermuda law does not need to be filed in Bermuda, so long as the company in question complies with the requirements of such appointed stock exchange in relation thereto.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. As an investor or prospective investor, you should review carefully the entire prospectus supplement and the accompanying prospectus, any free writing prospectus that may be provided to you in connection with this offering of our common shares and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the sections entitled “Risk Factors” included on page S-7 of this prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015.

In this prospectus supplement, “we,” “us,” “our,” “the Company” and “NAT” all refer to Nordic American Tankers Limited and all of its subsidiaries. “Nordic American Tankers Limited” refers only to Nordic American Tankers Limited and not its subsidiaries. Terms used in this prospectus supplement will have the meanings described in the accompanying prospectus, unless otherwise specified. The common shares offered by this prospectus supplement include the related preferred share purchase rights. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters’ option to purchase up to 1,650,000 additional shares is not exercised.

Our Company

Nordic American Tankers Limited was formed on June 12, 1995 under the laws of the Islands of Bermuda. We maintain our principal offices at the LOM Building, 27 Reid Street, Hamilton HM 11, Bermuda. Our telephone number at such address is (441) 292-7202. We were formed for the purpose of acquiring and chartering double-hull tankers. We are an international tanker company with a fleet of 30 Suezmax tankers, one of which is to be delivered in the first quarter of 2017. The 29 vessels we operate average approximately 156,000 deadweight tonnes, or dwt, each.

As of the date of this prospectus supplement, we have chartered all of our operating vessels on spot market related arrangements or on time charters.

Our Fleet

Our current fleet consists of 30 Suezmax crude oil tankers, including one newbuilding to be delivered in January 2017. All of our vessels are employed on spot market related arrangements or on time charters. The vessels are homogenous and interchangeable as they have approximately the same freight capacity and ability to transport the same type of cargo. The vessels we operate average approximately 156,000 deadweight tonnes, or dwt, each.

Vessel	Yard (1)	Built	Delivered to NAT
Nordic Harrier	Samsung	1997	August 1997
Nordic Hawk	Samsung	1997	October 1997
Nordic Hunter	Samsung	1997	December 1997
Nordic Voyager	Dalian New	1997	November 2004
Nordic Fighter	Hyundai	1998	March 2005
Nordic Freedom	Daewoo	2005	March 2005
Nordic Discovery	Hyundai	1998	August 2005
Nordic Saturn	Daewoo	1998	November 2005
Nordic Jupiter	Daewoo	1998	April 2006
Nordic Moon	Samsung	2002	November 2006
Nordic Apollo	Samsung	2003	November 2006
Nordic Cosmos	Samsung	2003	December 2006
Nordic Sprite	Samsung	1999	February 2009
Nordic Grace	Hyundai	2002	July 2009

Vessel	Yard (1)	Built	Delivered to NAT
Nordic Mistral	Hyundai	2002	November 2009
Nordic Passat	Hyundai	2002	March 2010
Nordic Vega	Bohai	2010	December 2010
Nordic Breeze	Samsung	2011	August 2011
Nordic Aurora	Samsung	1999	September 2011
Nordic Zenith	Samsung	2011	November 2011
Nordic Sprinter	Hyundai	2005	July 2014
Nordic Skier	Hyundai	2005	August 2014
Nordic Light	Samsung	2010	September 2015
Nordic Cross	Samsung	2010	October 2015
Nordic Luna	Universal	2004	May 2016
Nordic Castor	Universal	2004	June 2016
Nordic Sirius	Universal	2000	June 2016
Nordic Pollux	Universal	2003	July 2016
Nordic Star	Sungdong	2016	September 2016
Nordic Space(2)	Sungdong	2017	January 2017

(1)	As used in this prospectus supplement, “Samsung” refers to Samsung Heavy Industries Co., Ltd, “Dalian” refers to Dalian Shipbuilding Industry Co. Ltd., “Hyundai” refers to Hyundai Heavy Industries Co., Ltd., “Daewoo” refers to Daewoo Shipbuilding and Marine Engineering S.A., “Bohai” refers to Bohai Shipbuilding Heavy Industry Co., Ltd., and “Universal” refers to Universal Shipbuilding Corporation.
(2)	Vessel under construction.

The technical management of our vessels is handled by third-party companies under the supervision and instruction of our management subsidiary, Scandic American Shipping Ltd.

As of the date of this prospectus supplement, the ship management firm V.Ships Norway AS provides the technical management and operation for 17 of the Company’s vessels. The ship management firms Columbia Shipmanagement Ltd, Cyprus and Hellespont Ship Management GmbH & Co KG, Germany provide the same services for seven and five of the Company’s vessels, respectively.

Recent and Other Developments

Based on the rates achieved in the third quarter, we expect earnings per share and dividend per share in the third quarter of 2016 to be lower than in the second quarter of 2016.

The daily rates as reported by shipbrokers or by analysts may vary significantly from the actual rates we achieve in the market. As a matter of policy we do not attempt to predict future spot rates.

On August 31, 2016, the Company paid a cash dividend of $0.25 per share to shareholders of record as of August 17, 2016.

We anticipate declaring a dividend in respect of the third quarter 2016 in mid-October 2016. The shares sold in this offering will receive that dividend.

During May, June and July of 2016, the Company took delivery of four Japanese-built Suezmax sister vessels, the Nordic Luna, the Nordic Castor, the Nordic Sirius and the Nordic Pollux. The Company paid an aggregate purchase price of $106.0 million for the four vessels.

In the third quarter of 2016, the arbitration matter with Gulf Navigation Holding PJSC was settled. In addition to the amount received, we have made reversal of other related accruals, which will have a positive impact on our profit & loss accounts of approximately $5.3 million in total in the third quarter of 2016.

Between August 17, 2016 and August 22, 2016, the Company’s Chairman and Chief Executive Officer purchased approximately 210,000 of our common shares for an aggregate purchase price of $2.3 million.

On September 8, 2016, the Company announced that it had taken delivery of the newbuild Suezmax vessel Nordic Star.

The Offering

Common shares offered by this prospectus supplement	11,000,000 common shares (or 12,650,000 common shares, assuming full exercise of the underwriters’ option to purchase additional shares).

At our request, the underwriters have reserved for sale an aggregate of 534,000 common shares to all of the members of our Board, certain members of our management, and all of our advisors at the public offering price. The 534,000 common shares include 100,000 common shares to be purchased by our Chairman and Chief Executive Officer and 400,000 common shares to be purchased by our Vice Chairman. The underwriters will not receive any proceeds from the common shares sold to these individuals.

Common shares to be outstanding immediately after this offering	100,319,666 common shares (or 101,969,666 common shares, assuming full exercise of the underwriters’ option to purchase additional shares).

Rights Plan	Each common share offered hereby is being offered with one preferred share purchase right to purchase one one-thousandth of a share of the Company’s Series A Participating Preferred Stock at an exercise price of $115.00, subject to adjustment. See “Description of Capital Stock—Stockholders Rights Plan” in the accompanying prospectus.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated expenses relating to this offering, will be approximately $104.3 million, assuming no exercise underwriters’ option to purchase additional shares, or $120.0 million, assuming the underwriters’ full exercise of the option to purchase additional shares. We intend to use the net proceeds of this offering primarily to finance the expansion of our fleet and for general corporate purposes. We refer you to the section entitled “Use of Proceeds.”

New York Stock Exchange Symbol	“NAT”

Risk Factors	Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, which is incorporated by reference in this prospectus supplement, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Securities and Exchange Commission, or the Commission, that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we may be provided in connection with this offering of our common shares pursuant to this prospectus supplement and the accompanying prospectus.

Conflicts of Interest	An affiliate of DNB Markets, Inc. and Skandinaviska Enskilda Banken AB (publ), underwriters in this offering, are each deemed to have received at least 5% of the net offering proceeds of this offering in connection with the repayment of our revolving credit facility. See “Use of Proceeds.” Therefore, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required, because a bona fide public market exists in the shares, as that term is defined in the rule.

The number of shares to be outstanding after this offering is based on 89,319,666 common shares issued and outstanding as of the date of this prospectus supplement and excludes (i) 1,664,450 common shares that may be issued under our Dividend Reinvestment and Direct Stock Purchase Plan; and (ii) the underwriters’ option to purchase up to 1,650,000 additional shares. See “Underwriting.”

We currently have an authorized share capital amount of 180,000,000 common shares, par value $0.01 per share.

Summary Financial Information

The following table provides our summary consolidated financial data and other data as of the dates and for the periods shown. Our summary consolidated statements of operations data and other financial data for the years ended December 31, 2013, 2014 and 2015, are derived from our audited consolidated financial statements set forth in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, as incorporated by reference herein. Our summary consolidated statements of operations data and other financial data for the six months ended June 30, 2016 and 2015 and our selected balance sheet data at June 30, 2016 are derived from our unaudited consolidated condensed financial statements set forth in our Report on Form 6-K filed on September 26, 2016 and incorporated by reference herein, and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair statement thereof. Our interim results are not necessarily indicative of our results for the entire year or for any future periods.

The summary consolidated financial data and other data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, our audited consolidated and unaudited consolidated condensed financial statements, including the related notes thereto, and “Item 5. Operating and Financial Review and Prospects” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, which is incorporated by reference herein.

	Six months ended,		Year ended December 31,
	June 30, 2016	June 30, 2015	2015	2014 (adjusted)[1]	2013
	All figures in thousands of USD except share data
SELECTED CONSOLIDATED FINANCIAL DATA
Voyage Revenues	195,316	229,295	445,738	351,049	243,657
Voyage Expenses	(56,930)	(86,271)	(158,656)	(199,430)	(173,410)
Vessel Operating Expense	(36,931)	(33,029)	(66,589)	(62,500)	(64,924)
General and Administrative Expenses	(7,218)	(4,906)	(9,790)	(14,863)	(19,555)
Depreciation Expenses	(43,073)	(40,468)	(82,610)	(80,531)	(74,375)
Loss on Contract	—	—	—	—	(5,000)
Fees for Provided Services	—	—	—	1,500	—

Net Operating Income (Loss)	51,164	64,621	128,093	(4,775)	(93,608)

Interest Income	64	73	114	181	146
Interest Expense	(4,951)	(5,400)	(10,855)	(12,244)	(11,518)
Equity (Loss) Income (1)	(3,944)	(635)	(2,462)	1,559	40
Other Financial Income (Expense)	(62)	(17)	(263)	2,113	(477)

Net Income (Loss)	42,270	58,642	114,627	(13,166)	(105,417)

Basic Earnings (Loss) per share	0.47	0.66	1.29	(0.15)	(1.64)
Diluted Earnings (Loss) per share	0.47	0.66	1.29	(0.15)	(1.64)
Cash Dividends Declared per share	0.86	0.60	1.38	0.63	0.64
Basic Weighted Average Shares Outstanding	89,313,615	89,182,001	89,182,001	85,401,179	64,101,923
Diluted Weighted Average Shares Outstanding	89,313,615	89,182,001	89,182,001	85,401,179	64,101,923
Other financial data:
Net cash Provided by (Used in) operating activities	104,478	94,110	174,391	57,479	(47,265)
Cash Dividends paid	76,815	53,509	123,071	54,069	41,756

	Six months ended,		Year ended December 31,
	June 30, 2016	June 30, 2015	2015	2014 (adjusted)[1]	2013
	All figures in thousands of USD except share data
Selected Balance Sheet Data (at period end):
Cash and cash equivalents	29,519	105,508	29,889	100,736	65,675
Total assets(1)(2)	1,262,869	1,177,830	1,239,194	1,173,628	1,132,977
Total long-term debt(2)(3)	380,213	248,282	324,568	247,768	246,540
Common stock	893	892	892	892	754
Total shareholders’ equity	846,529	894,384	880,721	888,911	854,984

(1)	Adjustments were based on the change of accounting of investment from available-for-sale to equity method investment, Please see note 4 in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015.
(2)	We have adopted ASU 2015-03, Interest – Imputation of Interest (Subtopic 835-30) – Simplifying the Presentation of Debt Issuance Costs, which required debt issuance costs to a recognized debt liability to be presented in the Balance Sheets as a direct deduction from the debt liability rather than an asset. This has been applied retrospectively to the comparative balance sheet data as of December 31, 2015, 2014 and 2013. The application reduces Total long-term debt from 330,000 to 324,568, 250,000 to 247,768 and 250,000 to 246,540 as of December 31, 2015, 2014 and 2013, respectively. Total assets are reduced from 1,244,626 to 1,239,194, 1,175,860 to 1,173,628 and 1,136,437 to 1,132,977 as of December 31, 2015, 2014 and 2013, respectively.
(3)	Outstanding amounts on our Credit Facility were 385,000 and 250,000, as per June 30, 2016 and June 30, 2015, respectively, 330,000, 250,000 and 250,000 as per December 31, 2015, December 31, 2014 and December 31, 2013, respectively.

RISK FACTORS

Investing in our common shares involves risks. You should carefully consider the risks set forth below and discussed under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that you may be provided in connection with this offering of our common shares pursuant to this prospectus supplement and the accompanying prospectus.

We may use the net proceeds of this offering for purposes with which you do not agree.

We intend to use the net proceeds from this offering primarily to finance the expansion of our fleet and for general corporate purposes. To the extent that we are not able to purchase vessels on terms that are acceptable to us or at all, we may use the net proceeds for other purposes with which you do not agree. Please see “Use of Proceeds.”

We have antitakeover protections which could prevent a change in our control.

We have antitakeover protections which could prevent a change in our control. For example, on February 13, 2007, our Board of Directors, or our Board, adopted a shareholders rights agreement and declared a dividend of one preferred share purchase right to purchase one one-thousandth of a share of our Series A Participating Preferred Stock for each outstanding common share, par value $0.01 per share. The dividend was payable on February 27, 2007 to shareholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock at an exercise price of $115.00, subject to adjustment. We can redeem the rights at any time prior to a public announcement that a person has acquired ownership of 15% or more of the Company’s common shares. This shareholders rights plan was designed to enable us to protect shareholder interests in the event that an unsolicited attempt is made for a business combination with, or a takeover of, the Company. Our shareholders rights plan is not intended to deter offers that our Board determines are in the best interests of our shareholders.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated expenses relating to this offering, will be approximately $104.3 million, assuming no exercise underwriters’ option to purchase additional shares, or $120.0 million, assuming the underwriters’ full exercise of the option to purchase additional shares. We intend to use the net proceeds of this offering primarily to finance the expansion of our fleet and for general corporate purposes. Immediately following the offering, we may use the proceeds of this offering to repay borrowings under our revolving credit facility pending application towards other uses.

We cannot assure you that we will use the proceeds of this offering to finance the acquisition of vessels and we may use the net proceeds for general corporate purposes. See “Risk Factors—We may use the net proceeds of this offering for purposes with which you do not agree.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2016 on a historical basis and on an as adjusted basis to give effect to:

•	the payment on August 31, 2016 of a dividend of $0.25 per common share, or $22.3 million in the aggregate, in respect of the second quarter of 2016; and

•	the delivery of Nordic Pollux and Nordic Star at which time $62.0 million in aggregate was drawn on the revolving credit facility.

and on a further adjusted basis to give effect to this offering and the use of net proceeds therefrom.

You should read the adjusted capitalization table information below in connection with “Use of Proceeds” and our financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus.

	June 30, 2016
Dollars in thousands	Actual	As Adjusted	As Further Adjusted
Debt:
Credit Facility(1)	380,213	442,213	442,213

Total debt	380,213	442,213	442,213
Shareholders’ equity:
Common stock, $0.01 par value, outstanding actual (89,319,666 shares), as adjusted (89,319,666 shares) and as further adjusted (100,319,666 shares)(2)	893	893	1,003
Additional paid-in capital(2)(3)	114,938	114,938	219,145
Contributed Surplus	731,575	709,249	709,249
Accumulated other Comprehensive Income	(877)	(877)	(877)
Retained deficit	—	—	—

Total shareholders’ equity	846,529	824,203	928,520

Total capitalization	1,226,742	1,266,416	1,370,733

(1)	The undrawn amount of our revolving credit facility was $53.0 million as of June 30, 2016, on an as adjusted basis. We may borrow amounts under our revolving credit facility to finance future vessel acquisitions up to the lesser market value and the purchase price of the new vessels and, subject to certain limitations, for general corporate purposes. Immediately following the offering, we may use the proceeds of this offering to repay borrowings under our revolving credit facility pending application towards other uses. Credit Facility consists of outstanding amounts on our revolving credit facility less unamortized deferred financing cost. Outstanding amounts under our revolving credit facility were $447.0 million as of September 26, 2016.
(2)	Common shares and Additional paid-in capital excludes (i) 1,664,450 common shares that may be issued under our Dividend Reinvestment and Direct Stock Purchase Plan; and (ii) the underwriters’ option to purchase up to 1,650,000 additional shares.
(3)	Additional paid-in capital, as further adjusted, includes estimated fees and expenses of approximately $450,000 relating to this offering.

SHARE HISTORY AND MARKETS

Since November 16, 2004, the primary trading market for our common shares has been the NYSE, on which our shares are listed under the symbol “NAT.” You should carefully review the high and low prices of our common shares in the tables for the months, quarters and years indicated under the heading “Share History and Markets” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015.

The following table below sets forth the high and low market prices for each of the periods indicated for shares of our common shares as reported by the NYSE:

	NYSE HIGH	NYSE LOW
For the quarter ended:
March 31, 2016	$15.57	$9.94
June 30, 2016	$16.18	$13.14

The high and low market prices for our common shares by month since March 2016 have been as follows:

	NYSE HIGH	NYSE LOW
For the month:
March 2016	$14.82	$12.81
April 2016	$15.42	$13.65
May 2016	$16.18	$13.14
June 2016	$16.07	$13.55
July 2016	$14.41	$11.68
August 2016	$12.52	$10.00
September 2016*	$11.11	$10.04

*	As of September 23, 2016.

DIVIDEND POLICY

Our policy is to declare quarterly dividends to shareholders as decided by the Board. The dividend to shareholders could be higher than the operating cash flow or the dividend to shareholders could be lower than the operating cash flow after reserves as the Board may from time to time determine are required, taking into account contingent liabilities, the terms of our revolving credit facility, our other cash needs and the requirements of Bermuda law.

Total dividends distributed in 2015 were $123.1 million or $1.38 per share. The quarterly dividend payments per share in 2015, 2014, 2013, 2012 and 2011 have been as follows:

Period	2016	2015	2014		2013	2012	2011
1st Quarter	$0.43	$0.22	$0.12		$0.16	$0.30	$0.25
2nd Quarter	0.43	0.38	0.23		0.16	0.30	0.30
3rd Quarter	0.25	0.40	0.28	*	0.16	0.30	0.30
4th Quarter		0.38	0.14		0.16	0.30	0.30
Total	$1.11	$1.38	$0.77		$0.64	$1.20	$1.15

*	Includes $0.16 per share distributed as dividend-in-kind.

TAX CONSIDERATIONS

Please see the section titled “Additional Information—Taxation” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015.

CERTAIN ERISA CONSIDERATIONS

The following discussion is a summary of certain considerations associated with the purchase of our common stock by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each such plan and entity, an “ERISA Plan”) and (iv) plans that are subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) and entities whose underlying assets are considered to include “plan assets” of such plans (each such plan and entity, an “Other Plan”).

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Because of the nature of our business as an operating company and the fact that we have no U.S. affiliates or U.S. operations, it is not likely that we would be considered a party in interest or a disqualified person with respect to any ERISA Plan or that our assets would be considered to be “plan assets” of any such ERISA Plan. However, a prohibited transaction within the meaning of ERISA and the Code may result if our common stock is acquired by an ERISA Plan to which an underwriter is a party in interest and such acquisition is not entitled to an applicable exemption, of which there are many.

Governmental plans, certain church plans and foreign plans, while not subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of any such plans should consult with their counsel before purchasing our common shares.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common shares on behalf of, or with the assets of, any ERISA Plan, or any Other Plan, consult with their counsel regarding the matters described herein.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of common shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	9,350,000
DNB Markets, Inc.	825,000
Skandinaviska Enskilda Banken AB (publ)	825,000

Total:	11,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus supplement if any such common shares are taken. However, the underwriters are not required to take or pay for the common shares covered by the underwriters’ option to purchase additional shares described below.

After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,650,000 additional common shares at the price set forth in the next paragraph. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.

The following table shows the per common share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,650,000 common shares.

	Per Share	Total
		No Exercise	Full Exercise
Public offering price	$10.00	$110,000,000	$126,500,000
Underwriting discounts and commissions to be paid by us(1)	$0.50	$5,233,000	$6,058,000
Proceeds, before expenses, to us(1)	$9.50	$104,767,000	$120,442,000

(1)	The 534,000 common shares sold to members of our board of directors, members of our management, and our advisors will be sold at the public offering price. The underwriters will not receive any underwriting discount on the sale of such shares.

At our request, the underwriters have reserved for sale an aggregate of 534,000 common shares to all of the members of our board of directors, certain members of our management, and all of our advisors at the public offering price. The 534,000 common shares include approximately 100,000 common shares to be purchased by our Chairman and Chief Executive Officer and 400,000 common shares to be purchased by the Company’s Vice Chairman. The shares sold to these individuals will be subject to the lock-up agreements discussed below. The underwriters will not receive any proceeds from the common shares sold to these individuals.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $450,000.

Our common shares are listed on the New York Stock Exchange under the trading symbol “NAT”.

We and each of the directors and members of senior management of NAT and the Manager listed under the caption “Directors and Senior Management” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015 have agreed that, subject to specified exceptions, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 60 days after the date of this prospectus supplement (the “restricted period”):

•	directly or indirectly, issue, offer, sell, agree to issue, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or any other right to sell, pledge, borrow or otherwise dispose of any common shares or any securities convertible into or exercisable or exchangeable for common shares or make any announcement of any of the foregoing;

•	establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) with respect to any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

•	enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any common shares or any securities convertible into or exercisable or exchangeable for common shares;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of shares to the underwriters; or

•	the issuance by the Company of common shares upon the grant and exercise of options under, or the issuance and sale of shares pursuant to, employee stock option plans in effect on the date hereof, as described in the this prospectus supplement or the accompanying prospectus.

With respect to such officers and directors, the restrictions described above do not apply (a) to bona fide gifts, provided the recipient thereof agrees in writing to be bound by the restrictions described above, (b) on death, by will or intestacy, (c) to dispositions to an immediate family member or to any trust, partnership or other entity for the direct or indirect benefit of such officer or director and/or immediate family member, provided that such immediate family member, trust, partnership or other entity agrees in writing to be bound by the restrictions described above, or (d) pursuant to a court order or settlement agreement approved by a court of competent jurisdiction.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common shares and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more common shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing common shares in the open market. In determining the source of common shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of common shares compared to the price available under the option to purchase additional shares. The underwriters may also sell common shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares above independent market levels or prevent or retard a decline in the market price of the common shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Morgan Stanley & Co. LLC (1585 Broadway, New York, New York), DNB Markets Inc., (200 Park Avenue, New York, New York) and Skandinaviska Enskilda Banken AB (publ) (Filipstad Brygge 1, N-0252 Oslo, Norway) and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging. financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Skandinaviska Enskilda Banken AB (publ) (“SEB”) is not a U.S. registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering by SEB is within the United States, it will offer to and place common shares with investors through SEB Securities Inc., an affiliated U.S. broker-dealer. The activities of SEB in the United States will be effected only to the extent permitted by Rule 15a-6 under the Exchange Act.

An affiliate of DNB Markets, Inc. and SEB, underwriters in this offering, are each deemed to have received at least 5% of the net offering proceeds of this offering in connection with the repayment of our revolving credit facility. See “Use of Proceeds.” Therefore, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required, because a bona fide public market exists in the shares, as that term is defined in the rule. DNB Markets, Inc. and SEB Securities Inc. will not confirm sales of the securities to any account over which they exercise discretionary authority without the prior written approval of the customer.

Selling Restrictions

Canada

The common shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

S-18

Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the common shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares of our common stock in, from or otherwise involving the United Kingdom.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the common shares.

Accordingly, the common shares have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.

SEC registration fee	$68,200	*
Printing and engraving expenses	$200,000
Legal fees and expenses	$150,000
Accounting fees and expenses	$50,000
Miscellaneous	$50,000

Total	$450,000

*	Previously paid

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States law and by MJM Limited, Hamilton, Bermuda, with respect to matters of Bermuda law. The underwriters will be represented by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Nordic American Tankers Limited and subsidiaries as of and for the year ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG AS, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The address of KPMG AS is Sørkedalsveien 6, 0369 Oslo, Norway.

The 2014 and 2013 consolidated financial statements (not separately presented herein) of Nordic American Tankers Limited and subsidiaries, incorporated by reference in this prospectus supplement from Nordic American Tankers Limited’s Annual Report on Form 20-F for the year ended December 31, 2015 have been audited by Deloitte AS, an independent registered public accounting firm, as stated in their report incorporated by reference (which report expresses an unqualified opinion on the 2014 and 2013 financial statements and includes an explanatory paragraph referring to the retrospective adjustment of the financial statements relating to the accounting change in the investment in Nordic American Offshore Ltd). The 2014 and 2013 consolidated financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing. The address of Deloitte AS is Dronning Eufemias gate 14, 0191 Oslo, Norway.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings made with the Commission on Form 20-F and any other future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act that indicate that they are incorporated by reference herein until the termination of this offering. Nothing contained herein shall be deemed to incorporate by reference documents that we furnish to, but do not file with, the Commission unless such documents state that they are incorporated by reference into this prospectus.

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2015 filed with the Commission on March 23, 2016 which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Our Report of Foreign Private Issuer on Form 6-K filed with the Commission on September 26, 2016, which contains unaudited consolidated condensed financial statements for the most recent interim period for which those statements have been filed and the consent of KPMG AS.

•	The description of our common stock set forth in our Registration Statement on Form 8-A, filed with the Commission on November 12, 2004, as amended.

•	The description of our preferred share purchase rights set forth in our Registration Statement on Form 8-A, filed with the Commission on February 14, 2007, as amended.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:

Nordic American Tankers Limited

Attn: The Secretary

LOM Building

27 Reid Street

Hamilton HM 11

Bermuda

(441) 292-7202

As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS

$500,000,000

NORDIC AMERICAN TANKERS LIMITED

Common Shares, Preferred Share Purchase Rights, Preferred Shares,

Debt Securities, Warrants, Purchase Contracts, Rights and Units

Through this prospectus, we may periodically offer:

(1)	our common shares (including preferred share purchase rights),

(2)	our preferred shares,

(3)	our debt securities,

(4)	our warrants,

(5)	our purchase contracts

(6)	our rights, and

(7)	our units.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are currently listed on the New York Stock Exchange under the symbol “NAT.” The last reported sales price of our common shares on October 29, 2013 was $8.46.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves a high degree of risk. See the section entitled “Risk Factors” on page 4 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 6, 2013.

i

We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in conformity with U.S. generally accepted accounting principles, or “U.S. GAAP.” We have a fiscal year end of December 31.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell our common shares (including preferred share purchase rights), preferred shares, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. We may file a prospectus supplement in the future that may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we have filed with the Commission and do not contain all the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under the section entitled “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Other than in the United States, no action has been taken by us or any underwriters that would permit a public offering of the common shares offered by this prospectus in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Companies Act 1981, the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, which includes our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The New York Stock Exchange, or NYSE, is an appointed stock exchange under Bermuda law.

ii

Notwithstanding the above general permission, the BMA has granted the Company permission, subject to the common shares of the Company being listed on an appointed stock exchange, to issue, grant, create, sell and transfer any of the Company’s shares, stock, bonds, notes (other than promissory notes), debentures, debenture stock, units under a unit trust scheme, shares in an oil royalty, options, warrants, coupons, rights and depository receipts, or collectively, the Securities, to and among persons who are either resident or non-resident of Bermuda for exchange control purposes, whether or not the Securities are listed on an appointed stock exchange. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

iii

PROSPECTUS SUMMARY

This summary provides an overview of our company and our business. This summary is not complete and does not contain all of the information you should consider before purchasing our securities. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the “Risk Factors” and our financial statements and related notes contained herein and therein, before making an investment decision. Unless we specify otherwise, all references in this prospectus to “we,” “our,” “us” and the “Company” refer to Nordic American Tankers Limited. We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

Nordic American Tankers Limited was formed on June 12, 1995 under the laws of the Islands of Bermuda. We were formed for the purpose of acquiring and chartering double-hull tankers. We are an international tanker company that currently owns 20 Suezmax tankers, an increase from three vessels owned in the autumn of 2004. We expect that the expansion process will continue over time and that more vessels will be added to our fleet. The 20 vessels we currently operate average approximately 156,000 deadweight tonnes, or dwt, each.

In 2013, we chartered all of our operating vessels into a spot market arrangement with our wholly-owned subsidiary, Orion Tankers Ltd. The Orion Tankers pool was established in November 2011 with Orion Tankers Ltd. as pool manager.

Our Fleet

Our current fleet consists of 20 double-hull Suezmax tankers, and all of our vessels are employed in the spot market.

Vessel	Yard	Built	Deadweight Tons	Delivered to NAT
Nordic Harrier	Samsung	1997	151,459	August 1997
Nordic Hawk	Samsung	1997	151,475	October 1997
Nordic Hunter	Samsung	1997	151,401	December 1997
Nordic Voyager	Dalian New	1997	149,591	November 2004
Nordic Fighter	Hyundai	1998	153,328	March 2005
Nordic Freedom	Daewoo	2005	159,331	March 2005
Nordic Discovery	Hyundai	1998	153,328	August 2005
Nordic Saturn	Daewoo	1998	157,331	November 2005
Nordic Jupiter	Daewoo	1998	157,411	April 2006
Nordic Moon	Samsung	2002	160,305	November 2006
Nordic Apollo	Samsung	2003	159,998	November 2006
Nordic Cosmos	Samsung	2003	159,999	December 2006
Nordic Sprite	Samsung	1999	147,188	February 2009
Nordic Grace	Hyundai	2002	149,921	July 2009
Nordic Mistral	Hyundai	2002	164,236	November 2009
Nordic Passat	Hyundai	2002	164,274	March 2010
Nordic Vega	Bohai	2010	163,940	December 2010
Nordic Breeze	Samsung	2011	158,597	August 2011
Nordic Aurora	Samsung	1999	147,262	September 2011
Nordic Zenith	Samsung	2011	158,645	November 2011

The commercial and technical management of our vessels is handled by third-party companies under the supervision of Scandic American Shipping Ltd. (the “Manager”).

The ship management firm of V.Ships Norway AS provides technical management services for 15 of the vessels in our fleet. The ship management firm of Columbia Shipmanagement Ltd., Cyprus provides technical management services to four of the vessels in our fleet and Hellespont Shipmanagement GmBH & Co. KG provides technical management services to one of our vessels.

The compensation under the commercial and technical management agreements is in accordance with industry standards.

Recent Developments

In October 2010, Nordic Harrier was redelivered, from a long-term bareboat charter agreement, to the Company, and went directly into drydock for repair. The drydock period lasted until the end of April 2011. The vessel had not been technically operated according to sound maintenance practices by Gulf Navigation Company LLC, and the vessel’s condition on redelivery to us was far below the contractual obligation of the charterer. All expenses related to the drydock period were paid as of September 30, 2011. We have sought compensation for these expenses, but have not been able to reach an agreement with the charterer. As previously advised, the matter is now in arbitration. We expect to be heard before the end of 2013.

The Company paid a dividend of $0.16 per share in February, May and August 2013. In October, the Company announced that it would, for the 65th time, pay dividend to its shareholders. The declared dividend was $0.16 per common share in respect of the third quarter.

In October 2012, we entered into a new $430 million revolving credit facility (the “2012 Credit Facility”). The banking group consists of DNB Bank ASA, Nordea Bank Norge ASA and Skandinaviska Enskilda Banken. See “2012 Credit Facility” described in our report on Form 6-K filed with the Commission on October 30, 2013 and incorporated by reference herein.

Effective January 2, 2013, the Company acquired the shares of Frontline Ltd (NYSE: FRO) in Orion Tankers Ltd at their nominal book value as of December 31, 2012, after which Orion Tankers Ltd became a wholly-owned subsidiary of the Company. Effective January 10, 2013, the Company acquired 100% of the shares of Scandic American Shipping Ltd. (the “Manager”) from a company owned by the Chairman and Chief Executive Officer of the Company.

As a consequence of the acquisition of 100 % of Scandic American Shipping Ltd and Orion Tankers Ltd, the accounts as of June 30, 2013 are presented on a fully consolidated basis. The income statement and balance sheet in the Statement of Operations are not fully comparable with the June 30, 2012 comparative information. The compensation paid for Scandic American Shipping Ltd was partly in shares, and the Company issued 1,910,112 new shares related to the acquisition. General and administrative expenses for the six months ended June 30, 2013 include $ 1.1 million as a result of the consolidation. Other impacts in the statement of financial position due to the consolidation of the subsidiaries are considered to be immaterial.

Voyage revenue and voyage expenses in the income statement for the six months ended June 30, 2013 are presented solely on a gross basis. For the six months ended June 30, 2012, the respective figures are presented primarily on a net basis. This change in presentation, effective from November 2012 reflects the transition from a cooperative arrangement with another vessel owner in the Orion pool to spot charters where the vessels are traded fully at the risk and reward of the Company and is not a result of the consolidation itself.

In the statement of financial position as of June 30, 2012, the Company presented two asset line items representing net receivables from the Orion Tankers Pool. These line items were “Accounts Receivable, net related party” in the current asset section and “Related party receivable” in the non-current asset. In 2013 these line items are not shown as the Orion Tankers Pool is now fully consolidated. Consequently, the Company presents “Accounts receivable, net”, “Inventory”, “Voyages in Progress” and “Accrued Voyage expenses” in the statement of financial position as of June 30, 2013.

Intercompany balances and transactions have been eliminated. Both Orion Tankers Ltd and Scandic American Shipping Ltd Groups have a Norwegian subsidiary which incurs corporate tax to the Kingdom of Norway. The total tax incurred by these subsidiaries is considered to be immaterial for the Company.

In April 2013, the Company issued 11,212,500 common shares at the price of $9.60 per share in a follow-on offering. The proceeds are used to fund future acquisitions and for general corporate purposes.

In June 2013, the Company cancelled at an insignificant cost an agreement to buy a 2013 built Suezmax tanker as the seller failed to deliver the vessel in time.

In early June, the Company renewed its commercial agreement with a subsidiary of ExxonMobil Corporation for two years. The contract is a type of first refusal arrangement that goes up to May 2015. NAT achieved the contract because of the operational standing of the Company and because of the twenty vessel fleet.

On November 1, 2013, we announced that we are coordinating the establishment of Nordic American Offshore Ltd., or NAO, a new company that plans to purchase, on certain conditions, six platform supply vessels, or PSVs. These ships were built in 2012 and 2013 by the Ulstein Group in Norway. Approximately 80% of the purchase price for these vessels is expected to be funded by the proceeds of a private equity placement in Norway and approximately 20% by debt. We expect to invest approximately $50 million in the private placement for approximately 15% to 20% of NAO’s equity.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth below and the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 19, 2013, and the other documents which are incorporated by reference in this prospectus, before making an investment in our securities. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness, our equity incentive plan, or our Dividend Reinvestment and Direct Stock Purchase Plan, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares or other equity securities of equal or senior rank would have the following effects:

•	our existing shareholders’ proportionate ownership interest in us may decrease;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares may decline.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, including management’s examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The factors discussed under the caption “Risk Factors” and matters discussed elsewhere in this prospectus and in the documents incorporated by reference in this prospectus could cause actual results to differ materially from those discussed in the forward-looking statements.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table provides our consolidated financial data and other data as of the dates and for the periods shown. Our summary consolidated statements of operations data for the years ended December 31, 2010, 2011 and 2012 are derived from our audited consolidated financial statements set forth in our Annual Report for the year ended December 31, 2012 on Form 20-F, filed with the Commission on March 19, 2013, incorporated by reference herein. Our summary consolidated financial data presented below for the six months ended June 30, 2013 has been prepared on the same basis as our audited consolidated financial statements, are derived from our unaudited interim condensed consolidated financial statements incorporated by reference herein and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair statement thereof. Our interim results are not necessarily indicative of our results for the entire year or for any future periods.

The results of operations for the six months ended June 30, 2013 may not be indicative of the results that may be expected for the entire year ending December 31, 2013. The summary financial data and other data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, our audited and unaudited consolidated financial statements, including the related notes thereto, incorporated by reference herein, “Management’s Discussion and Analysis of Financial Condition And Results Of Operations” included in our current report on Form 6-K filed with the Commission on October 30, 2013 and “Item 5. Operating and Financial Review and Prospects” included in our annual report for the year ended December 31, 2012 on Form 20-F, which are incorporated by reference herein.

All figures in thousands of USD except share data	June 30, 2013	2012	2011	2010
Voyage revenues	112,310	130,682	94,787	126,416
Voyage expenses	(85,016)	(38,670)	(14,921)	—
Vessel operating expense — excl. depreciation expense presented below	(32,950)	(63,965)	(54,859)	(47,113)
General and administrative expenses	(10,934)	(14,700)	(15,394)	(15,980)
Depreciation	(36,632)	(69,219)	(64,626)	(62,545)
Impairment Loss on Vessel	—	(12,030)	—	—
Loss on Contract	—	—	(16,200)	—

Net operating (loss) income	(58,222)	(67,902)	(71,213)	788

Interest income	84	357	1,187	632
Interest expense	(5,634)	(5,854)	(2,130)	(1,971)
Other financial (expense) income	(317)	(207)	(142)	(248)

Total other expenses	(5,867)	(5,290)	(1,085)	(1,587)

Net (loss) income	(64,088)	(73,192)	(72,298)	(809)

Basic (loss) earnings per share	(1.07)	(1.39)	(1.53)	(0.02)
Diluted (loss) earnings per share	(1.07)	(1.39)	(1.53)	(0.02)
Cash dividends declared per share	0.32	1.20	1.15	1.70
Basic weighted average shares outstanding	60,120,206	52,547,623	47,159,402	46,551,564
Diluted weighted average shares outstanding	60,120,206	52,547,623	47,159,402	46,551,564

Other financial data:
Net cash (Used in) provided by operating activities	(24,910)	(567)	(12,163)	57,752
Dividends paid	19,331	63,497	54,273	79,728

Selected Balance Sheet Data (at period end):
Cash and cash equivalents	71,125	55,511	24,006	17,221
Total assets	1,083,728	1,085,624	1,125,385	1,083,083
Total long-term debt	210,000	250,000	230,000	75,000
Common stock	660	529	473	469
Total shareholders’ equity	847,388	809,383	867,563	992,955

SHARE HISTORY AND MARKETS

Since November 16, 2004, the primary trading market for our common shares has been the New York Stock Exchange, or the NYSE, on which our shares are listed under the symbol “NAT.”

The following table sets forth the high and low market prices for shares of our common stock as reported by the New York Stock Exchange:

For the year ended:	NYSE HIGH	NYSE LOW
2008	$42.00	$22.00
2009	$38.10	$22.25
2010	$34.19	$25.27
2011	$26.80	$11.58
2012	$16.04	$8.15

For the quarter ended:	NYSE HIGH	NYSE LOW
March 31, 2011	$26.80	$23.60
June 30, 2011	$25.19	$21.41
September 30, 2011	$23.00	$14.07
December 31, 2011	$15.95	$11.58
March 31, 2012	$16.04	$12.20
June 30, 2012	$15.96	$12.00
September 30, 2012	$13.88	$10.03
December 31, 2012	$10.22	$8.15
March 31, 2013	$12.00	$8.50
June 30, 2013	$11.55	$7.00
September 30, 2013	$10.47	$7.39

The high and low market prices for our common shares by month since April 2013 have been as follows:

For the month:	NYSE HIGH	NYSE LOW
April 2013	$11.55	$8.85
May 2013	$9.34	$8.30
June 2013	$8.50	$7.00
July 2013	$10.47	$7.39
August 2013	$9.89	$7.65
September 2013	$9.09	$7.68
October 2013*	$8.65	$7.85

*	As of October 29, 2013

USE OF PROCEEDS

We intend to use net proceeds from the sale of securities as set forth in the applicable prospectus supplement.

CAPITALIZATION

Each prospectus supplement will include information on the Company’s consolidated capitalization.

ENFORCEMENT OF CIVIL LIABILITIES

There is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the preceding five fiscal years.(1)

	Six months ended June 30, 2013	For the years ended December 31,
		2012	2011	2010	2009	2008
	(in thousands of U.S. dollars)
Earnings
Net income	(64,088)	(73,192)	(72,298)	(809)	1,012	118,844
Add: Fixed charges	5,634	5,851	3,047	2,251	2,179	3,582
Less: Interest capitalized	0	0	(918)	(382)	(430)	(306)
Total Earnings	(58,454)	(67,351)	(69,515)	1,815	3,459	122,854
Fixed Charges
Interest expensed and capitalized	5,020	4,485	2,394	1,598	1,526	2,964
Amortization and write-off of capitalized expenses relating to indebtedness	614	1,366	654	654	654	618
Total Fixed Charges	5,634	5,851	3,048	2,252	2,180	3,582
Ratio of Earnings to Fixed Charges(2)	—	—	—	—	1.3	34.1
Dollar amount of the coverage deficiency	64,088	73,192	73,216	1,191	—	—

(1)	We have not issued any preferred shares as of the date of this prospectus.
(2)	For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common shareholders plus interest expensed and any amortization and write-off of capitalized expenses relating to indebtedness. Fixed charges consist of interest expensed and capitalized, the interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness.

PLAN OF DISTRIBUTION

We may sell or distribute our securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

In addition, we may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us, or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers and our directors may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by us under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

Under our Memorandum of Association, as amended, our authorized capital consists of 90,000,000 shares having a par value of $0.01 per share, of which 66,038,251 shares are issued and outstanding as of the date of this prospectus. All of our shares are in registered form. Our common shares are listed on the New York Stock Exchange under the symbol “NAT.”

Share History

In April 2013, the Company completed an underwritten follow-on offering of 11,212,500 common shares, which includes the full exercise of the underwriters’ over-allotment option. The net proceeds from the offering, before expenses, were approximately $102.3 million. Following the completion of the acquisition, we had a total of 66,038,251 common shares issued and outstanding.

In January 2013, the Company completed the acquisition of 100% of the shares of Scandic American Shipping Ltd. from a company owned by the Chairman and Chief Executive Officer of the Company, Mr. Herbjørn Hansson and his family. As part of the consideration payable to the seller, the Company issued an aggregate of 1,910,112 common shares of the Company, which are subject to a one-year lock up agreement. Following the completion of the acquisition, we had a total of 54,825,751 common shares issued and outstanding.

In January 2012, the Company completed an underwritten follow-on offering of 5,500,000 common shares. The net proceeds from the offering were approximately $75.6 million. In connection with that offering and pursuant to the Management Agreement, we issued an additional 112,245 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 52,915,639 common shares issued and outstanding.

In April 2011, the Company issued 400,000 common shares under the 2011 Equity Incentive Plan which were allocated among 23 persons employed in the management of the Company, the Manager and the members of the Board.

In January 2010, the Company completed an underwritten follow-on offering of 4,600,000 common shares. The net proceeds from the offering were approximately $136.5 million. In connection with that offering and pursuant to the Management Agreement, we issued an additional 93,878 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 46,898,782 common shares issued and outstanding.

On August 14, 2009, we announced that we cancelled all stock options reserved for issuance under our 2004 Stock Incentive Plan, including the 320,000 options previously granted to our directors, our Chairman and Chief Executive Officer, our employees and employees of our manager, Scandic American Shipping Ltd., or the Manager. The 2004 Stock Incentive Plan was established in November 2004.

The stock options were cancelled in exchange for a payment equal to the difference between the strike price of the options and the closing price of $30.70 per share for our common shares on the New York Stock Exchange on August 13, 2009. The compensation of $7.23 per option resulted in a cash outlay of $2.3 million by the Company, which was covered by cash on hand. The cancellation of the options resulted in a charge of approximately $450,000 to our profit and loss account for the third quarter of 2009. Following the cancellation described above, there are no more stock options outstanding under the 2004 Stock Incentive Plan.

In May 2009, the Company completed a follow-on public offering of 4,225,000 common shares, resulting in aggregate net proceeds to the Company, before expenses relating to the offering, of approximately $130.0 million, in order to fund further acquisitions under planning and for general corporate purposes. In connection with that offering and pursuant to the Management Agreement, we issued an additional 86,225 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 42,204,904 common shares issued and outstanding.

Memorandum of Association and Bye-Laws

The following description of our share capital summarizes the material terms of our Memorandum of Association and our amended and restated bye-laws, copies of which have been filed as identified in the exhibit index to this registration statement and are incorporated by reference herein.

Under our Memorandum of Association, as amended, our authorized capital consists of 90,000,000 common shares having a par value of $0.01 per share.

The purposes and powers of the Company include the entering into of any guarantee, contract, indemnity or suretyship and to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our amended and restated bye-laws provide that our Board shall convene and the Company shall hold annual general meetings of shareholders in accordance with the requirements of the Companies Act 1981, or the Companies Act, at such times and places as the Board shall decide. However, under Bermuda law, a company may, by resolution in general meeting, elect to dispense with the holding of an annual general meeting for (a) the year in which it is made and any subsequent year or years; (b) for a specified number of years; or (c) indefinitely. Our Board may call special general meetings of shareholders at its discretion or as required by the Companies Act. Under the Companies Act, holders of one-tenth of our issued common shares may call special general meetings.

Under our amended and restated bye-laws, five clear days advance notice of an annual general meeting or any special general meeting must be given to each shareholder entitled to vote at that meeting unless, in the case of an annual general meeting, such meeting is agreed to by all of the shareholders entitled to vote thereat and, in the case of any other meeting, such meeting is agreed to by at least 75% of the shareholders entitled to vote thereat. Under Bermuda law, accidental failure to give notice will not invalidate proceedings at a meeting. Our Board may set a record date for the purpose of identifying the persons entitled to receive notice of and vote at a meeting of shareholders at any time before or after the date on which such notice is dispatched.

Our Board must consist of at least three and no more than 11 directors, or such number in excess thereof as the Board may from time to time determine by resolution. Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares. Directors serve for one-year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting. Casual vacancies on our Board may be filled by a majority vote of the then-current directors, as long as a quorum remains in office.

Any director retiring at an annual general meeting will be eligible for reappointment and will retain office until the close of the meeting at which such director retires or (if earlier) until a resolution is passed at that meeting not to fill the vacancy or the resolution to re-appoint such director is put to a vote at the meeting and is lost. If a director’s seat is not filled at the annual general meeting at which he or she retires, such director shall be deemed to have been reappointed unless it is resolved by the shareholders not to fill the vacancy or a resolution for the reappointment of the director is voted upon and lost. No person other than a director retiring shall be appointed a director at any general meeting unless (i) he or she is recommended by the Board or (ii) a notice executed by a shareholder (not being the person to be proposed) to propose such person for appointment has been received by our secretary no less than 120 days and no more than 150 days before the anniversary of the date of the release of the Company’s proxy statement to shareholders in connection with the prior year’s annual general meeting.

A director may at any time summon a meeting of the Board. The quorum necessary for the transaction of business at a meeting of the Board may be fixed by the Board and, unless so fixed at any other number, shall be two directors. Questions arising at any meeting of the Board shall be determined by a majority of the votes cast.

Our amended and restated bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. Our amended and restated bye-laws provide that a director who has an interest in any transaction or arrangement with the Company and who has complied with the provisions of the Companies Act and with our amended and restated bye-laws with regard to disclosure of such interest shall be taken into account in ascertaining whether a quorum is present, and will be entitled to vote in respect of any transaction or arrangement in which he is so interested.

Our amended and restated bye-laws permit us to increase our authorized share capital with the approval of a majority of votes cast in respect of our outstanding common shares represented in person or by proxy.

There are no pre-emptive, redemption, conversion or sinking fund rights attached to our common shares. The holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our amended and restated bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Shareholders present in person or by proxy and entitled to vote at a meeting of shareholders representing the holders of at least one-third of the issued shares entitled to vote at such general meeting shall be a quorum for all purposes.

Under our amended and restated bye-laws, our Board is authorized to attach to our undesignated shares such preferred, qualified or other special rights, privileges, conditions and restrictions as the board of directors may determine. The board of directors may allot our undesignated shares in more than one series and attach particular rights and restrictions to any such shares by resolution; provided, however, that the board of directors may not attach any rights or restrictions to our undesignated shares that would alter or abrogate any of the special rights attached to any other class or series of shares without such sanction as is required for any such alternation or abrogation unless expressly authorized to do so by the rights attaching to or by the terms of the issue of such shares.

Subject to Bermuda law, special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued shares of that class or with the sanction of a resolution of the holders of such shares voting in person or by proxy.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Our amended and restated bye-laws provide that our Board may, from time to time, declare and pay dividends or distributions out of contributed surplus, which we refer to collectively as dividends. Each common share is entitled to dividends if and when dividends are declared by our Board, subject to any preferred dividend right of the holders of any preference shares.

There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our common shares.

Bermuda law permits the bye-laws of a Bermuda company to contain a provision indemnifying the Company’s directors and officers for any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty, save with respect to fraud or dishonesty. Bermuda law also grants companies the power generally to indemnify directors and officers of a company, except in instances of fraud and dishonesty, if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director and officer of such company or was serving in a similar capacity for another entity at such company’s request.

Our amended and restated bye-laws provide that each director, alternate director, officer, person or member of a committee, if any, resident representative, and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and his heirs, executors or administrators, which we refer to collectively as an indemnitee, will be indemnified and held harmless out of our assets to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties except in respect of fraud or dishonesty. In addition, each indemnitee shall be indemnified out of the assets of the Company against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted.

Under our amended and restated bye-laws, we and our shareholders have agreed to waive any claim or right of action we or they may have at any time against any indemnitee on account of any action taken by such indemnitee or the failure of such indemnitee to take any action in the performance of his duties with or for the Company with the exception of any claims or rights of action arising out of fraud or actions to recover any gain, personal profit or advantage to which such indemnitee is not legally entitled.

Our Board may, at its discretion, purchase and maintain insurance for, among other persons, any indemnitee or any persons who are or were at the time directors, officers or employees of the Company, or of any other company in which the Company has a direct or indirect interest that is allied or associated with the Company, or of any subsidiary undertaking of the Company or such other company, against liability incurred by such persons in respect of any act or omission (save in respect of fraud or dishonesty) in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company, subsidiary undertaking or any such other company.

Our Memorandum of Association may be amended with the approval of a majority of votes cast in respect of our outstanding common shares represented in person or by proxy and our amended and restated bye-laws may be amended by approval by not less than 75% of the votes cast in respect of our issued and outstanding common shares represented in person or by proxy.

Stockholders Rights Plan

On February 13, 2007, the Board adopted a stockholders rights agreement and declared a dividend of one preferred share purchase right to purchase one one-thousandth of a share of our Series A Participating Preferred Stock for each outstanding share of our common stock, par value $0.01 per share. The dividend was payable on February 27, 2007, to stockholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock at an exercise price of $115, subject to adjustment. We can redeem the rights at any time prior to a public announcement that a person has acquired ownership of 15% or more of the Company’s common stock.

This stockholders rights plan was designed to enable us to protect stockholder interests in the event that an unsolicited attempt is made for a business combination with, or a takeover of, the Company. We believe that the stockholders rights plan should enhance our Board’s negotiating power on behalf of stockholders in the event of a coercive offer or proposal. We are not currently aware of any such offers or proposals.

DESCRIPTION OF PREFERRED SHARES

Under our amended and restated bye-laws, our Board is authorized to attach to our undesignated shares such preferred, qualified or other special rights, privileges, conditions and restrictions as the Board may determine, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series. The Board may allot our undesignated shares in more than one series and attach particular rights and restrictions to any such shares by resolution; provided, however, that the Board may not attach any rights or restrictions to our undesignated shares that would alter or abrogate any of the special rights attached to any other class or series of shares without such sanction as is required for any such alternation or abrogation unless expressly authorized to do so by the rights attaching to or by the terms of the issue of such shares. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The issuance of preferred shares with voting and conversion rights may adversely affect the voting power of the holders of common shares.

The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement.

Description of Preferred Share Purchase Rights

Each common share includes one Right, which we refer to as a Right, that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of the Company’s Series A Participating Preferred Stock, or the Preferred Stock, at an exercise price of $115.00 per unit, or the Exercise Price, subject to specified adjustments. The Rights were issued pursuant to a preferred share purchase rights agreement dated February 13, 2007, or the Rights Agreement, and Computershare Shareowner Services LLC is the successor rights agent under the assigned Rights agreement, or the Rights Agent. Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other shareholder rights.

The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our Board can approve a redemption of the Rights for a permitted offer, the Rights should not interfere with a merger or other business combination approved by our Board. We have summarized the material terms and conditions of the Rights Agreement and the Rights below. For a complete description of the Rights, we encourage you to read the Rights Agreement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Detachment of the Rights

The Rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue prior to the Rights distribution date that we describe below. The Rights are not exercisable until after the Rights distribution date and will expire at the close of business on the tenth anniversary date of the adoption of the rights plan, unless we redeem or exchange them earlier as we describe below. The Rights will separate from the common stock and a Rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

•	the 10th day after public announcement that a person or group has acquired ownership of 15% or more of the Company’s common stock or

•	the 10th business day (or such later date as determined by the Board) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of the Company’s common stock.

Any person or group who acquires ownership of 15% or more of the Company’s common stock shall be deemed an “Acquiring Person,” but shall not include the Company, or anyone excepted from such definition in the Rights Agreement.

Persons who are the beneficial owner of 15% or more of the Company’s common stock on the effective date of the Rights Agreement are excluded from the definition of Acquiring Person, until such time as they acquire an additional 2% of our outstanding common stock for purposes of the Rights, and therefore until such time, their ownership cannot trigger the Rights. Specified “inadvertent” owners that would otherwise become an Acquiring Person, including those who would have this designation as a result of repurchases of common shares by us, will not become Acquiring Persons as a result of those transactions, as described in detail in the Rights Agreement.

Our Board may defer the Rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an Acquiring Person if the person promptly divests itself of a sufficient number of common shares.

Until the Rights distribution date:

•	our common stock certificates will evidence the Rights, and the Rights will be transferable only with those certificates; and

•	any new common share will be issued with Rights and new certificates will contain a notation incorporating the Rights agreement by reference.

As soon as practicable after the Rights distribution date, the Rights agent will mail certificates representing the Rights to holders of record of common shares at the close of business on that date. After the Rights distribution date, only separate Rights certificates will represent the Rights.

We will not issue Rights with any common shares we issue after the Rights distribution date, except as our Board may otherwise determine.

Flip-In Event

A “flip-in event” will occur under the Rights Agreement when a person becomes an Acquiring Person other than pursuant to certain kinds of permitted offers. An offer is permitted under the Rights Agreement if a person will become an Acquiring Person pursuant to a merger or other acquisition agreement that has been approved by our Board prior to that person becoming an Acquiring Person.

If a flip-in event occurs and we have not previously redeemed the Rights as described under the heading “Redemption of Rights” below or, if the Acquiring Person acquires less than 50% of our outstanding common stock and we do not exchange the Rights as described under the heading “Exchange of Rights” below, each Right, other than any Right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of common shares, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such Right.

When a flip-in event occurs, all Rights that then are, or in some circumstances that were, beneficially owned by or transferred to an Acquiring Person or specified related parties will become void in the circumstances the Rights Agreement specifies.

Flip-Over Event

A “flip-over event” will occur under the Rights Agreement when, at any time after a person has become an Acquiring Person:

•	we are acquired in a merger or other business combination transaction, other than specified mergers that follow a permitted offer of the type we describe above; or

•	50% or more of our assets or earning power is sold or transferred.

If a flip-over event occurs, each holder of a Right, other than any Right that has become void as we describe under the heading “Flip-In Event” above, will have the Right to receive the number of common shares of the acquiring company which has a current market price equal to two times the exercise price of such Right.

Antidilution

The number of outstanding Rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring prior to the Rights distribution date. With some exceptions, the Rights Agreement will not require us to adjust the Exercise Price of the Rights until cumulative adjustments amount to at least 1% of the Exercise Price. The Rights Agreement does not require us to issue fractional shares of our preferred shares that are not integral multiples of one-thousandth of a share, instead we may make a cash adjustment based on the market price of the common stock on the last trading date prior to the date of exercise.

Redemption of Rights

At any time until the date on which the occurrence of a flip-in event is first publicly announced, we may order redemption of the Rights in whole, but not in part, at a redemption price of $0.01 per Right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or common shares. The Rights are not exercisable after a flip-in event if they are timely redeemed by us or until ten days following the first public announcement of a flip-in event. If our Board timely orders the redemption of the Rights, the Rights will terminate on the effectiveness of that action.

Exchange of Rights

We may, at our option, exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one common share per Right, subject to specified adjustments at any time after the occurrence of a flip-in event and prior to any person other than us or our existing shareholders becoming the beneficial owner of 50% or more of our outstanding common shares for the purposes of the Rights Agreement.

Amendment of Terms of Rights

During the time the Rights are redeemable, we may amend any of the provisions of the Rights Agreement, other than by decreasing the redemption price. Once the Rights cease to be redeemable, we generally may amend the provisions of the Rights agreement, other than to decrease the redemption price, only as follows:

•	to cure any ambiguity, defect or inconsistency;

•	to make changes that do not materially adversely affect the interests of holders of Rights, excluding the interests of any Acquiring Person; or

•	to shorten or lengthen any time period under the Rights Agreement, except that we cannot lengthen the time period governing redemption or lengthen any time period that protects, enhances or clarifies the benefits of holders of Rights other than an Acquiring Person.

Stockholders Rights Agreement

Our Rights Agreement may have anti-takeover effects. The Rights exercisable under the Rights Agreement will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board. Please see “Description of Preferred Share Purchase Rights above.”

Transfer Agent

The registrar and transfer agent for our common shares is Computershare Shareowner Services LLC.

Listing

Our common shares are listed on the New York Stock Exchange under the symbol “NAT.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness. Any such debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; or

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3) reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6) makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7) waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.

This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries—either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the Commission.

The DTCC Board of Directors is currently composed of 19 directors serving one-year terms. Twelve directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions. Three directors are from non-participants. The remaining two are the executive chairman and the president, and chief executive officer of DTCC.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us as specified in the applicable prospectus supplement; or

•	currencies.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$27,300	*
Printing and engraving expenses	$		**
Legal fees and expenses	$		**
FINRA fee	$		**
NYSE Supplemental Listing Fee	$		**
Accounting fees and expenses	$		**
Miscellaneous	$		**
Total	$		**

*	Previously paid.
**	To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by MJM Limited with respect to matters of Bermuda law and by Seward & Kissel LLP, New York, New York, with respect to matters of U.S. law.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s annual report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 19, 2013, have been audited by Deloitte AS, an independent registered public accounting firm, as stated in their report, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below:

•	Current report on Form 6-K, filed with the Commission on October 30, 2013, which contains management’s discussion and analysis of financial condition and results of operations and the condensed financial statements of the Company as of and for the six-months ended June 30, 2013.

•	Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 19, 2013, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	The description of our common stock set forth in our Registration Statement on Form 8-A, filed with the Commission on November 12, 2004, as amended.

•	The description of our preferred share purchase rights set forth in our Registration Statement on Form 8-A, filed with the Commission on February 14, 2007, as amended.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and subsequent filings. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or us at the following address:

Nordic American Tankers Limited

Attn: The Secretary

LOM Building

27 Reid Street

Hamilton HM 11

Bermuda

(441) 292-7202

http://www.nat.bm

Information provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the New York Stock Exchange, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.